Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-89000, 333-40, 333-13651, 333-41999, 333-75999, 333-78389, 333-52306, 333-46004, and 333-108885 of Gables Residential Trust on Form S-3 and Registration Statements Nos. 33-83054, 333-00618, 333-27177, 333-37190, 333-56334, 333-83916, 333-104183, and 333-115966 of Gables Residential Trust on Form S-8 of our reports dated March 14, 2005, relating to the financial statements of Gables Residential Trust, except for Notes 3, 5, 10 and 14 as to which the date is June 17, 2005, appearing in this Current Report on Form 8-K of Gables Residential Trust, and the related financial statement schedule and management's report on the effectiveness of internal control over financial reporting dated March 14, 2005, appearing in the Annual Report on Form 10-K of Gables Residential Trust for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Atlanta, GA

June 17, 2005